UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 6, 2016

SUNCOKE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35243	90-0640593
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1011 Warrenville Road, Suite 600
Lisle, Illinois	60532
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (630) 824-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On April 6, 2016, SunCoke Energy, Inc. (the “Company”) issued a press release announcing the divestment of its coal mining business to Revelation Energy, LLC (“Revelation”). Pursuant to the terms of the transaction, which closed April 6, 2016, Revelation will receive approximately $10.3 million from the Company to take ownership of substantially all of the Company’s coal mining assets, mineral leases, real estate and mining reclamation costs. The Company expects to incur approximately $2 million of additional transaction-related cash costs during the second quarter of 2015.

In conjunction with the transaction, Revelation Energy and SunCoke’s Jewell Coke Company, L.P. (“Jewell Coke”) cokemaking operations have entered into a coal supply agreement whereby Revelation will deliver approximately 300,000 tons to Jewell Coke annually for the next five years at a favorable delivered cost as compared to alternative coal sources, which is intended to provide a cost effective, local supply of high-quality, mid-vol metallurgical coal.

During the first quarter of 2015, the Company recorded a non-cash pre-tax impairment charge of $10.7 million for the write-down of property, plant and equipment in the Company’s coal mining business.

A copy of the Company’s press release, announcing the divestment of its coal mining business, is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Safe Harbor Statement

Statements contained in this report, or in the exhibit to this report, that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	SunCoke Energy, Inc. Press Release, announcing divestment of coal mining business (April 6, 2016).

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOKE ENERGY, INC.

By:	/s/ Fay West
Fay West
Senior Vice President and
Chief Financial Officer

Date: April 12, 2016

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	SunCoke Energy, Inc. Press Release, announcing divestment of coal mining business (April 6, 2016).